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                                               FILED PURSUANT TO RULE 424(B)(5)
                                               REGISTRATION NUMBER 333-97697

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 2002)


                                  45,590 SHARES

                             WASTE MANAGEMENT, INC.
                                  COMMON STOCK


         Our common stock is listed on the New York Stock Exchange under the trading symbol "WMI." On February 11, 2004, the last reported sale price of the common stock on the New York Stock Exchange was $29.00 per share.

         We are issuing the shares directly to a warrant holder upon exercise by such holder of a currently outstanding warrant. The warrant was originally issued in February 1997 by a company later acquired by us, and as a result of the acquisition, the warrant converted into the right to purchase 45,590 shares of our common stock at a purchase price of $10.537 per share. Pursuant to its terms, the warrant was exercised by delivery to us of shares of common stock owned by the warrant holder having a market value equal to the exercise price; therefore, we will not receive any proceeds from the sale of the shares.


         INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED NOVEMBER 20, 2002.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         WE EXPECT TO DELIVER THE SHARES AGAINST PAYMENT THEREFOR IN HOUSTON, TEXAS ON OR ABOUT FEBRUARY 13, 2004.


                  Prospectus Supplement dated February 12, 2004